                                                                      Exhibit 23

                                                                  CONFORMED COPY
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                             IRREVOCABLE UNDERTAKING
                                    (Ed Shea)

To:  Ohsea Holdings Limited
     Marine Court
     The Parade
     Cowes
     Isle of Wight
     PO31 7QJ
     ("Offeror")

     WestLB Panmure
     Woolgate Exchange
     25 Basinghall Street
     London
     EC2V 5HA

     Nabarro Wells & Co. Limited
     Saddlers House
     Gutter Lane
     London
     EC2V 6HS

     Rossini plc
     Buckland House
     Waterside Drive
     Langley Business Park
     Slough
     Berkshire
     SL3 6EZ ("Target")

Dated: 15 April, 2003

Scheme of arrangement in relation to the Target

I understand that:

(a) the Target intends to propose to its shareholders a scheme of arrangement under section 425 of the Companies Act 1985 (the "Scheme") whereby, together with the shares that the Offeror intends to acquire under the terms of a share exchange agreement, the Offeror intends to acquire all of the issued share capital of the Target for cash at a price of $2.10 per share;

(b) the Scheme will be on the terms and conditions to be set out in a press announcement of the Scheme (the "Press Announcement") in the form of the attached draft Press Announcement, together with such additional terms and conditions as may be required to comply with the rules of The City Code on Take-overs and Mergers (the "City Code") and any other applicable laws or regulations, including the NASD Rules;

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(c) other than in respect of all the ordinary shares owned or controlled by the Offeror, CS Services Limited and Andrew Dixey and some of the ordinary shares owned or controlled by Benjamin Blackden, the Scheme will extend to all the ordinary shares of 2 pence each in the Target ("Ordinary Shares") issued prior to the close of business on the business day preceding the date on which the Court confirms the capital reduction involved in the Scheme (the "Relevant Time"), including:

     (i) any Ordinary Shares issued as a result of the exercise of options under the Target's Employee Share Option Scheme and the Target's Company Share Option Plan prior to the Relevant Time (together the "Share Schemes"); and

     (ii) the Ordinary Shares held by the Bank of New York (as depositary) in respect of which American depositary shares (each representing one Ordinary Share) have been issued under the terms of a depositary agreement dated 6 August, 1996 (the Depositary Agreement);

(d)  under or in connection with the Scheme, the Offeror will:

     (i) issue to Andrew Dixey shares in the Offeror in exchange for the 69,000 Ordinary Shares held by him, issue to Benjamin Blackden and Sally Blackden (as joint holders) shares in the Offeror in exchange for 400,000 of the 408,000 Ordinary Shares held by such persons and issue to Osborne Clarke Trustees Limited (as nominee for the trustees of the Blackden Personal Settlement) shares in the Offeror in exchange for 300,000 of the 393,500 Ordinary Shares held by the trustees (the Ordinary Shares being exchanged by such persons being referred to as the "Exchange Shares", and the Exchange Shares together with the 93,500 Ordinary Shares held by Osborne Clarke Trustees Limited and the 8,000 Ordinary Shares held jointly by Benjamin Blackden and Sally Blackden which are to be cancelled pursuant to the Scheme, the "NI Shares");

     (ii) issue to CS Services Limited, a connected person to the Offeror, ordinary shares in the Offeror in exchange for the Ordinary Shares held by it; and

     (iii) pay to each other shareholder of the Target a cash amount of $2.10 in respect of each Ordinary Share held by such shareholder; and

(e)  the proposal of the Scheme is conditional on:

     (i) the receipt by the Offeror of completed irrevocable undertakings (in forms acceptable to the Offeror):

          (A) from Andrew Dixey and Benjamin Blackden (the "Non-Independent Directors") and their associated persons undertaking not to exercise the voting rights in respect of the NI Shares and the Ordinary Shares held by Christopher Blackden, Mary Blackden and Philippa Berry at the court meeting of the holders of the Ordinary Shares (the "Court Meeting") to be convened by the High Court in England and Wales (the "Court") and undertaking to be bound by the Scheme; and

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          (B) to vote in favour of the Scheme from each of the independent directors of the Target in respect of a total of not less than 2,000 Ordinary Shares

          (for the purposes of this clause, a person is associated with a director if that director would have to notify the Target under section 324 or section 328 of the Companies Act 1985 of any sale of shares in the Target by that person);

     (ii) the release of the Press Announcement,

     but the Offeror may waive condition (i) above in whole or in part (and either conditionally or otherwise) if it so chooses and all my obligations under this undertaking will lapse if the above conditions are not fulfilled (or, where permitted, waived by the Offeror) by 12.00 noon on 30 April, 2003 (or such later time or day as the Offeror may notify to the board of the Target).

In consideration of the Offeror releasing the Press Announcement and agreeing (subject to the above conditions) to undertake to the Court to be bound by the Scheme and of the Target agreeing to propose the Scheme to the shareholders of the Target, I undertake, agree and represent to and with the Offeror and the Target in the following terms:

1. I am the beneficial owner of the number of American depositary shares (each representing one Ordinary Share) specified in the Schedule (the "ADSs"), free from all liens, charges, encumbrances and restrictions whatsoever, and of all rights attaching to them.

2. I have full power and authority (without the approval or consent of any other person) to exercise (or procure the exercise of) all the voting rights in respect of the ADSs in accordance with the terms of the Depositary Agreement.

3. I will (either personally or by proxy) instruct (or procure that the Bank of New York is instructed to) the Bank of New York (as depositary) to exercise the voting rights in respect of the Ordinary Shares underlying the
     ADSs:

     (a) in favour of the resolution(s) to be proposed at the Court Meeting to be convened by order of the Court in connection with the Scheme; and

     (b) in favour of the resolution(s) to be proposed at the extraordinary general meeting of the Target (the "EGM") to be convened by the Target in connection with the Scheme and the associated approval of the arrangements with the Non-Independent Directors, reduction in the share capital of the Target, the cancellation of (pound)13,122,000 standing to the credit of the Target's share premium account and amendments to the Target's articles of association.

4. I will or will procure that the voting instruction card (containing instructions to the Bank of New York on how to vote the Ordinary Shares underlying the ADSs at the Court Meeting and at the EGM) sent to me by the Bank of New York is returned to the Bank of New York, duly completed and executed and indicating that the Bank of New York should, in respect of the Ordinary Shares underlying the ADSs, vote in favour of the resolutions to be proposed at the Court Meeting and the EGM, within the time prescribed for return of the voting instruction card.

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5. Unless and until the Scheme becomes effective or lapses, I will not except pursuant to the Scheme:

     (a) sell, transfer, charge, pledge or grant any option over or otherwise dispose of any of the ADSs or any interest in any of the ADSs; or

     (b)  remove the Ordinary Shares underlying the ADSs from the ADS programme;
          or

     (c) accept any offer in respect of any of the ADSs or any interest in any of the ADSs (whether it is conditional or unconditional and irrespective of the means by which it is to be implemented); or

     (d) restrict or (in so far as it is within my power to do so) permit the creation of any restriction on the voting rights in respect of the ADSs or enter, or (in so far as it is within my power to do so) allow the entry into, any agreement which would or might prevent the ADSs from being subject to the terms of the Scheme; or

     (e)  acquire any further interest in any shares in the Target.

6. The Press Announcement may incorporate a reference to me substantially in the terms set out in the attached draft Press Announcement and, in accordance with the City Code, this undertaking will be referred to in the Scheme and will be available for inspection until the Scheme becomes effective or lapses.

7. Promptly on request by the Offeror or the Target, I will supply to the Offeror or the Target or their professional advisers for inclusion in the Scheme Document details (as required by Rules 24.3 and 25.3 of the City
     Code) of:

     (a)  my interests in securities of the Offeror and the Target; and

     (b) all my dealings in securities of the Offeror and the Target during the period of 12 months prior to the date of this undertaking.

8. To the extent that any of the ADSs are not registered in my name, I will procure the registered holder(s) to act in accordance with the terms of this undertaking.

9.   The following additional provisions apply to this undertaking:

(A)  All my obligations under this undertaking will lapse if:

     (a) the resolution(s) to be proposed at the Court Meeting (are) not passed by the requisite majority at the Court Meeting (or any adjournment thereof); or

     (b) the resolution(s) to be proposed at the EGM (are) not passed by the requisite majority at the EGM (or any adjournment thereof); or

     (c) the Court refuses to sanction the Scheme or confirm the associated reduction in the share capital of the Target; or

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     (d) the Scheme does not become effective by 31 July, 2003 (or such later date as the Offeror and the Target may, with the consent of the Panel on Take-overs and Mergers, agree); or

     (e) the Scheme Document has not been posted to shareholders by 30 April, 2003.

(B) Any time, date or period mentioned in this undertaking may be extended by mutual agreement between the parties to this undertaking but as regards any time, date or period originally fixed or so extended time shall be of the essence.

(C) References in this undertaking to a person having an "interest in shares" include all interests which that person would be required to notify to the Target if he were a director of the Target.

(D) In this undertaking the expression the "Scheme" extends to the Scheme as modified from time to time.

(E)  This undertaking shall bind my estate and personal representatives.

(F) I acknowledge that, until the Press Announcement is released, the fact that the Scheme is under consideration is strictly confidential and is inside information for the purposes of offences relating to insider dealing. Prior to the release of the Press Announcement, I will not disclose any information relating to the Scheme and will not deal or encourage any other person to deal in the securities of the Target.

(G) This undertaking is governed by and shall be construed in accordance with English law.

IN WITNESS of which this undertaking has been executed as a deed and has been delivered on the date which first appears on page 1.

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                                  THE SCHEDULE

                                    The ADSs

    Name(s) of beneficial holder(s)                No. of Ordinary Shares

                Ed Shea                                   942,500

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SIGNED as a deed        )                    /s/   Ed Shea
by ED SHEA              )                    -----------------------------------
In the presence of:                          Name: Ed Shea


Witness's
Signature: Jackie Hodge

Name:      Jackie Hodge

Address:   655 Brea Canyon Road, Walnut, CA 91789

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